Exhibit 8.1

			Percentage participation in voting rights as of December 31,

Company name	Name under which operates	Country of Incorporation	2004

			Direct	Indirect	Total

Enigesa S.A.	Enigesa	Chile	99.51	0.49	100.00
Ingendesa S.A.	Ingendesa	Chile	96.39	1.25	97.64
Pehuenche S.A.	Pehuenche	Chile	92.65	—	92.65
Endesa Argentina S.A (1)	Endesa Argentina	Argentina	97.99	2.00	99.99
Endesa-Chile Internacional	Endesa-Chile Internacional	Cayman Islands	100.00	—	100.00
Pangue S.A.	Pangue	Chile	94.97	0.02	94.99
Hidroinvest S.A.	Hidroinvest	Argentina	—	69.93	69.93
Hidroeléctrica El Chocón S.A.	Chocon	Argentina	—	65.19	65.19
Central Costanera S.A.	Costanera	Argentina	12.33	51.93	64.26
Endesa Brasil Participacoes Ltda.	Endesa Brasil	Brazil	5.00	95.00	100.00
Túnel El Melón S.A.	Tunel El Melon	Chile	99.95	—	99.95
Compañía Eléctrica Cono Sur S.A.	Cono Sur	Panama	100.00	—	100.00
Central Hidroeléctrica Betania S.A. (4)	Betania	Colombia	0.44	85.18	85.62
Lajas Inversora S.A.	Lajas Inversora	Panama	—	100.00	100.00
Centrais Electricas Cachoeira Dourada S.A.	Cachoeira Dourada	Brazil	—	99.61	99.61
Capital de Energía S.A. (5)	CESA	Colombia	0.05	50.95	51.00
Emgesa S.A (2)	Emgesa	Colombia	—	48.48	48.48
Edegel S.A.	Edegel	Peru	—	63.56	63.56
Generandes Perú S.A.	Generandes Perú	Peru	—	59.63	59.63
Compañía Eléctrica San Isidro S.A. (3)	San Isidro	Chile	—	100.00	100.00
Compañía Eléctrica Tarapacá S.A.	Celta	Chile	99.90	0.10	100.00
Inversiones Endesa Norte S.A.	Inversiones Endesa Norte	Chile	99.99	0.01	100.00
Ingendesa Do Brasil Limitada	Ingendesa Do Brasil	Brazil	—	100.00	100.00

(1)	On November 17, 2004, the Company sold 492,920 shares (2% of its participation) of this company to Enigesa S.A.
(2)	Endesa-Chile exercises control over this company pursuant to a shareholders agreement.
(3)	Endesa-Chile owns 100% of the class A shares of Compañía Eléctrica San Isidro, which compose 50% share capital of this company and are the only shares with voting rights.
(4)	Endesa de Colombia S.A., which held 8.91% of Central Hidroeléctrica Betania S.A. was liquidated on December 17, 2004. As a result of this transaction Endesa-Chile (Individual legal entity) and Compañía Eléctrica Conosur S.A., who owned shares of Endesa de Colombia S.A., acquired additional participation in Central Hidroeléctrica Betania S.A.
(5)	In 2004 as the result of the review of ownership related to shareholdings in Capital de Energía S.A., the Company determined that its participation is 0.1% greater. The increase in participation of ThCh 216,746 was recorded in the income statement for the year ended December 31, 2004.